Exhibit 99.1

NEWS RELEASE
Contacts
Investor: Robert D. Cozzone, Chief Financial Officer Independent Bank Corp. (781) 982-6723 Robert.Cozzone@rocklandtrust.com
Media: Ellen Molle, Public Relations Marketing Manager Rockland Trust Company (781) 982-6537 Ellen.Molle@rocklandtrust.com

INDEPENDENT BANK CORP. ANNOUNCES COMPLETION
OF ISLAND BANCORP, INC. ACQUISITION

Rockland, Massachusetts (May 12, 2017). Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced the closing of its acquisition of Island Bancorp, Inc., parent of The Edgartown National Bank.
The legal closing occurred today, pursuant to which Island Bancorp was merged with and into Independent, with Independent the surviving entity, and The Edgartown National Bank was merged with and into Rockland Trust, with Rockland Trust the surviving entity.
Under the merger terms, each share of Island Bancorp common stock was converted into the right to receive either (i) $500.00 in cash or (ii) 9.525 shares of Independent common stock (with cash to be issued in lieu of fractional shares). As a result of the merger, former Island Bancorp shareholders will receive approximately 369,286 shares of Independent common stock in the aggregate and an aggregate of $4,846,500 in cash, which does not include cash in lieu of fractional shares. Including the shares issued in connection with the acquisition, Independent will now have approximately 27,231,524 shares of common stock outstanding.
About Independent Bank Corp.
Independent Bank Corp., which has Rockland Trust Company as its wholly-owned commercial bank subsidiary, will now have approximately $7.9 billion in assets after the closing of the Island Bancorp acquisition. Rockland Trust offers a wide range of commercial banking products and services, retail banking products and services, business and consumer loans, insurance products and services, and investment management services. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com.